SCHEDULE A

to the

ADMINISTRATIVE SERVICES AGREEMENT

Funds to be serviced under this Agreement

as of August 5, 2009

Amerigo Fund

Clermont Fund

Select Appreciation Fund*

Descartes Fund

Liahona Fund

Reservoir Fund

Select Equity Fund

Enhanced Income Fund

Flexible Income Fund

* Formerly known as Berolina Fund

The parties hereto agree to the terms of this Schedule A effective as of the 5th day of August 2009.

ADVISORONE FUNDS

GEMINI FUND SERVICES, LLC

By:__/s/ W. Patrick Clarke_____                            By:_/s Andrew Rogers_______

W. Patrick Clarke, President

                Andrew Rogers, President